Exhibit 99.1

HF Foods Group Announces Termination of At-The-Market Equity Offering Program

LAS VEGAS, September 18, 2026 (GLOBE NEWSWIRE) -- HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States and Canada, today announced that it has terminated the Sales Agreement among the Company, D.A. Davidson & Co. and Roth Capital Partners, LLC, dated September 25, 2025 (the "Sales Agreement") and the At-The-Market (“ATM”) equity offering program it established on September 25, 2025, under which the Company could sell shares of its common stock for aggregate gross proceeds of up to $100 million. The termination is effective as of September 24, 2026.

About HF Foods Group Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States and Canada. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Safe Harbor Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “target,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements regarding the Company’s financial position, business strategy and the anticipated effects of the termination of the Sales Agreement and the ATM equity offering program.

Although the Company believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

HF Foods undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Additional information about factors that could cause HF Foods' actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect HF Foods' future results included in HF Foods' filings with the Securities and Exchange Commission (the "SEC") at www.sec.gov. In addition, HF Foods makes available free of charge at https://investors.hffoodsgroup.com/financials/sec-filings, copies of materials it files with, or furnishes to, the SEC.

Contact:

ICR
Anna Kate Heller
hffoodsgroup@icrinc.com